Exhibit 10.1

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EXTENSION OF THE AGREEMENT FOR THE RESTRUCTURING

OF THE YRC WORLDWIDE INC. OPERATING COMPANIES

YRC Inc. (d/b/a YRC Freight), USF Holland Inc., New Penn Motor Express, Inc., and USF Reddaway Inc. (collectively the “Employer”) have provided this Extension of the Agreement for the Restructuring of the YRC Worldwide Inc. Operating Companies (hereinafter the “Extension Agreement”) to the Teamsters National Freight Industry Negotiating Committee (“TNFINC”) of the International Brotherhood of Teamsters (the “IBT”, the “Teamsters” or the “Union”). This Extension Agreement is for the express purpose of providing job security for the Employer’s Teamster bargaining unit employees by creating the opportunity to continue the financial restructuring of the Employer.

1. Term. The Agreement for the Restructuring of the YRC Worldwide Inc. Operating Companies (the “Restructuring Agreement”), the 2008-2013 National Master Freight Agreement and applicable Supplements (the “NMFA”), and the USF Reddaway Western Contract and Northwest Agreement (“Reddaway Agreements”) shall be extended from March 31, 2015 until March 31, 2019, subject to the modifications set forth below.

2. Ratification Bonus & Lump Sum Payment. The Employer shall pay a bonus of $750.00 in the event this Extension Agreement becomes effective. The ratification bonus will be payable within thirty (30) days of the Effective Date to all regular employees on the seniority list at the time of ratification, provided the employee was active within ninety (90) days of December 31, 2013 and still is employed by the Employer at the time of payment. The Employer also shall pay a lump sum payment of $750.00 on April 1, 2015 to all regular full-time employees on the seniority list who have been actively working for the prior twelve (12) months. Regular full-time employees who have been subject to seasonal layoff between April 1, 2014 and March 31, 2015 will not be disqualified from receiving the $750 Lump Sum Payment. Employees laid off for other reasons will not be eligible for the Lump Sum Payment. The $750.00 bonus and payment shall not be subject to the 15% reduction.

3. Wage Increases. This Extension Agreement provides for hourly rate increases and equivalent mileage rate increases for all classifications, as follows:

April 1, 2016	$.40/hr
April 1, 2017	$.40/hr
April 1, 2018	$.40/hr

All wage and mileage increases will be subject to the 15% reduction outlined in the Restructuring Agreement. There shall be no hourly or equivalent mileage rate increase in 2014 or 2015. Any wage increase paid in 2014 prior to the effective date shall remain in effect only until payment of the ratification bonus and the Company may not seek repayment for that portion of the 2014 wage increase earned prior to the payment of the bonus.

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4. Health & Welfare Contributions. The Employer shall maintain health and welfare benefit levels by increasing health and welfare contribution rates up to the following amounts, based on the rates determined by the applicable health and welfare fund to maintain the current benefits.

January 1, 2015	$.35/hr
August 1, 2015	$.50/hr
August 1, 2016	$1.00/hr
August 1, 2017	$1.00/hr
August 1, 2018	$1.00/hr

There shall be no increase payable on August 1, 2014.

5. Pension Contributions. The Employer shall continue to make contributions to the applicable pension funds or 401(k) plan at 25% of the 2009 rate, consistent with the Restructuring Agreement. To the extent any health and welfare fund needs less than $.60/hr on August 1, 2016, $.70/hr on August 1, 2017, or $.75/hr on August 1, 2018, the amount less than $.60/hr, $.70/hr, or $.75/hr (as applicable) may be directed by the applicable Supplemental Negotiating Committee to increase the contribution rate for the corresponding pension fund or 401(k) plan.

6. Profit Sharing Bonuses.

(a) Profit sharing bonuses will be payable according to the following schedules beginning in 2016 (based on 2015 performance), provided the applicable annual published operating ratio is within the specified ranges for any full calendar year. Bonus calculations and payments will be separate for YRC Freight and the Regional Carriers (Holland, New Penn, and Reddaway), with the operating ratio for the Regional Carriers being calculated on a combined basis:

YRC Freight Operating Ratio	Bonus Amount
96.1 to 97.0	1%
93.1 to 96.0	2%
93.0 and below	3%

Regional Carrier Combined Operating Ratio	Bonus Amount
94.1 to 95.0	1%
92.1 to 94.0	2%
92.0 and below	3%

Bonus amounts shall be calculated based on each individual employee’s W-2 earnings (excluding any profit sharing bonuses) for the year in which the qualifying operating ratio was achieved. Profit sharing bonuses will not be subject to the 15% reduction.

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(b) Profit sharing bonuses will be distributed to the employees by separate check within ninety (90) days of the end of the calendar year. An employee must be on the seniority list for the entire calendar year during which the qualifying operating ratio was achieved to be eligible for a bonus. Any employee who resigns or retires or whose employment otherwise terminates, whether voluntary or involuntary, during the year in question shall not be eligible for a bonus.

(c) The Employer will not initiate inter-company charges or change accounting assumptions or practices (GAAP), except as required to conform to governmental regulation, for the purpose of avoiding the payment of a profit sharing bonus.

7. Contract Modifications. The following modifications to the NMFA are to be included as part of the first 39 Articles of the NMFA and cover the entire NMFA bargaining unit, as modified by the General Executive Board of the International Brotherhood of Teamsters in its Resolution of November 24, 2009. Where applicable, these same modifications shall apply to the Reddaway Agreements. Nothing in this Section 7 of this Extension Agreement is intended, however, to further restrict the Employer’s operations, eliminate existing Employer flexibilities, or result in less favorable conditions for the Employer.

(a)	National Uniform Attendance Policy: The parties recognize that the vast majority of employees report for work when scheduled and do not have an attendance problem. The parties further recognize, however, that absenteeism among even a small group of employees is detrimental to the Employer’s operations. For this reason, the parties adopt the National Uniform Attendance Policy attached as Exhibit A. This Policy shall not apply to USF Reddaway.

All employees will receive a “fresh start” under the Policy, including those in the Western Region. Reddaway employees will continue in their existing progression under their existing policy.

(b)	Paid Vacation: Vacation currently paid at more than forty (40) hours will be paid as follows: forty (40) hours for vacation earned in 2014; forty (40) hours for vacation earned in 2015; forty (40) hours for vacation earned in 2016; forty-two and one half (42.5) hours for vacation earned in 2017; and forty-five (45) hours for vacation earned in 2018. Vacation currently calculated at 1/52 will be based on 1/58 in 2014; 1/58 in 2015; 1/58 in 2016; 1/55 in 2017; and 1/52 in 2018. Daily vacation will be paid accordingly. These changes only apply to vacation earned after the Effective Date. Between the months of March and October, employees shall have the option of receiving pay in lieu of vacation. The payout of accrued vacation during this period will be in one (1) week increments.

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(c)	Mandatory Direct Deposit: Where not prohibited by State Law, all employees are required to use electronic deposit of their paychecks. If the employee is enrolled on Direct Deposit and the employee’s pay is not deposited to their bank accounts on payday due to Employer error, the employee’s pay will be deposited to the employee’s account by means of Electronic Funds Transfer or the employee will be paid by station draft that same day. If an employee is unable to obtain a bank account, he/she will be paid electronically using a pay card/debit card. If for reasons beyond the Employer’s control, such as weather delays, express mail failure, etc. an employee’s “paycheck” or debit card does not arrive at the employee’s facility by payday, a replacement check will be issued and mailed to the employee’s facility by the end of the business day.

(d)	Non-CDL Rate: Clerical employees, non-CDL dock employees, maintenance employees, janitors, and porters hired after the Effective Date shall have a top rate of $18.00 per hour, subject to the following progression:

Effective First Day of Employment:	$14.00/hr
Effective First Day Plus One (1) Year:	$15.00/hr
Effective First Day Plus Two (2) Years:	$16.00/hr
Effective First Day Plus Three (3) Years:	$17.00/hr
Effective First Day Plus Four (4) Years:	$18.00/hr

These rates are not subject to the 15% reduction or the increases outlined in Section 3. In addition, these rates do not apply to shop mechanics.

(e)	Purchased Transportation: The parties recognize the competitive nature of the LTL trucking industry and the importance of customer service. To that end, YRC Freight shall be permitted to use Purchased Transportation Service (PTS) in certain circumstances. The intention of the parties with the use of PTS is to generate growth and additional job opportunities for bargaining unit personnel by enhancing YRC Freight’s ability to compete in the marketplace. Prior to using PTS at any location, YRC Freight will send a certified letter to the affected Local Union and TNFINC.

The following shall cover YRC Freight’s use of PTS and outline employee protections in connection with PTS. This provision shall not apply to Holland, New Penn or Reddaway. YRC Freight shall be permitted to use a limited amount of PTS for over-the-road transportation only and in connection with the movement of freight between distribution centers. The use of PTS will not, however, result in a layoff for active road drivers as of the Effective Date at those locations where PTS is used. The use of PTS also will not result in a loss of earnings for active road drivers at locations where PTS is used. These protections are described in more detail below.

Nothing in this Section 7(e) is intended to permit the use of PTS for any other operation (i.e., P&D, Local Cartage, drayage, or shuttle operations). The use

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of PTS under this Section 7(e) is for direct, closed-door service from distribution center to distribution center only. A PTS provider will not VIA to a YRC Freight customer or another YRC Freight terminal location. Article 29 of the NMFA remains in effect, except as specifically provided for in this Section 7(e).

i) YRC Freight will not begin the use of PTS at any location where road drivers are laid off for economic reasons. Instead, YRC Freight will recall laid off road drivers before it begins the use of PTS. Road drivers who are on layoff because they were offered but declined a transfer opportunity in connection with a Change of Operations are not considered “laid off” for purposes of this provision.

ii) YRC Freight shall red circle by name all the active road drivers at each location as of the Effective Date. The red-circled drivers at those locations where PTS is used shall be protected from layoff directly caused by the use of PTS. This protection does not apply to a road driver who has been offered but declined a transfer pursuant to any Change of Operations.

iii) YRC Freight also shall protect by red circle the number of active road drivers as of the Effective Date at each terminal location where PTS is used. The number of active road drivers at a location shall not be reduced below the red circle number as a direct result of the use of purchased transportation. The red circle number itself shall not be changed other than as may be provided for in an approved Change of Operations.

iv) Notwithstanding anything in the NMFA to the contrary, YRC Freight shall be permitted to utilize companies for over-the-road purchased transportation substitute service. The maximum amount of over-the-road purchased transportation shall be limited to 6% (starting with Calendar Year 2014) of YRC Freight’s total miles as reported on line 301 of Schedule 300 of the DOT/FMCSA Annual Report during any calendar year. In conjunction with using over-the-road purchase transportation providers, YRC Freight’s total combined intermodal rail miles and purchased transportation miles shall not exceed 26% of YRC Freight’s total miles during any calendar year.

v) At those locations where PTS is utilized, YRC Freight shall provide protection for all active bid road drivers during each dispatch day that PTS service is used and all active extra board road drivers during each dispatch week that PTS service is used. For purposes of determining the weekly protection for active extra board drivers, the affected driver’s weekly earnings during the previous four (4) week period in which the driver had normal earnings shall be considered the weekly protection when PTS is utilized in the dispatch week.

vi) The protection for boards at intermediate relay locations will be weekly earnings, calculated using the four (4) week average method. As an example,

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if PTS is dispatched from Kansas City destined for Atlanta, the board at the intermediate relay in Nashville will have earnings protected in that week.vii) In the event a Union carrier becomes available to YRC Freight and said carrier is cost competitive and equally qualified, YRC Freight will give such carrier first and preferred opportunity to bid on purchased transportation business. YRC Freight shall provide to the Union an up-to-date list of purchased transportation providers utilized within thirty (30) days of the end of each calendar quarter. In the event a PTS provider repeatedly violates the conditions established under this Extension Agreement, the Union shall have the ability to remove the carrier from future PTS utilization.

viii) YRC Freight will designate a specific area on the terminal yard where a PTS provider may slide his or her own power when dropping and/or picking a trailer. The PTS provider shall not be permitted to perform any other hostling duties, including pushing or pulling trailers from the dock.

ix) YRC Freight shall report in writing on a monthly basis to each Local Union affected and to the Freight Division, the number of trailers tendered to any purchased transportation provider. YRC Freight also shall report the carrier’s name (including DOT number), origin, destination, trailer/load number, trailer weight and the time the trailer/load leaves YRC Freight’s yard. In addition, YRC Freight shall, on a quarterly basis, unless otherwise required, send to the office of the National Freight Director a report containing all of the above indicated information in addition to the total number of miles YRC Freight utilized with purchased transportation, inclusive of the type of PTS utilized, including whether the purpose was for avoiding empty miles, overflow or one-time business opportunities such as product launches.

x) To preserve and/or grow existing road boards, each time YRC Freight uses purchased transportation providers to run over the top of linehaul domicile terminal locations and/or relay domiciles, said dispatches shall be counted as supplemental or replacement runs, as applicable, for purposes of calculating the requirement to add new employees to the road board. The formula for recalling or adding employees to the affected road board shall be thirty (30) supplemental runs in a sixty (60) day period. The only exceptions to this condition are one-time business opportunities (such as product launches).

(xi) Any disputes regarding PTS will be referred to the National PTS Committee consisting of an equal number of representatives from the Union and YRC Freight for resolution. Any disputes not resolved by the National PTS Committee will be referred to the National Grievance Committee.

(f)	Service Area: There are certain geographic areas where YRC Freight historically has had low shipment density and/or driver shortages, which prevents YRC Freight from providing consistent levels of service and maintaining a profitable operation. YRC Freight must address these areas through the use of interline carriers while providing maximum protection and alternative work opportunities to employees.

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Notwithstanding any other subcontracting restriction in the NMFA, YRC Freight shall be permitted to close terminals and/or discontinue specific terminal operations and thereafter continue servicing that geographic area by use of an interlining subcontractor, subject to the following:

•	Where a terminal is closed and/or specific operations are discontinued, the Company may interline unprofitable runs previously operated from that terminal, but profitable runs shall continue to be run by bargaining unit employees.

•	All pick-up and delivery work that is within a fifty (50) mile radius of a terminal and currently performed by that terminal will continue to be performed by bargaining unit employees.

•	Employees at affected locations will not be laid off as a direct result of this provision. This layoff protection will not apply to those employees who are offered but decline a transfer opportunity in an approved Change of Operations.

Any terminal closures, partial terminal closures, or the discontinuation of specific terminal operations under this provision shall be subject to an approved Change of Operations. Affected employees at the terminal operations subject to this provision shall receive all protections afforded under the Change of Operations procedure and offered work opportunities at the closest terminal with demonstrated need for employees in the relevant classifications. Moving expenses shall be paid in accordance with established Change of Operations practices.

YRC Freight shall monitor those geographic areas where it is using interline subcontractors. YRC Freight will discontinue the use of interline subcontractors in those areas where sustained business levels and/or the number of YRC Freight drivers in the relevant locations establish a long-term business case for resuming operations.

8. Equal Sacrifice of Non-Bargaining Unit Employees and their Participation. For the avoidance of doubt, the equal sacrifice provisions of the Restructuring Agreement will continue to apply for the term of this Extension Agreement. The new hire rate for clerical employees, non-CDL dock employees, maintenance employees, janitors, and porters will be applied equally to equivalent non-union positions.

9. Work Preservation. For the avoidance of doubt, the work preservation provisions of the Restructuring Agreement will continue to apply for the term of this Extension Agreement. In addition, the Employer agrees not to buy any union or non-union regular route common carrier entity without the prior approval of TNFINC.

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10. Subcommittee to Monitor and Maintain Compliance. For purposes of monitoring and maintaining compliance with the terms of this Extension Agreement and the Restructuring Agreement, the parties will continue the four person Subcommittee previously established consisting of the Chairman of TNFINC or his designee, the Co-Chairman of TNFINC or his designee, the Employer’s President or his designee and another officer of Employer or his designee. The Subcommittee shall meet quarterly or more frequently if necessary, to exchange and discuss pertinent data, including relevant payroll and related information, the reinvestment of capital into the Employer and any and all subjects related to the financial operations of the Employer. The Subcommittee’s decision regarding the interpretation of this Extension Agreement and the Restructuring Agreement shall be final and binding, unless otherwise provided in this Extension Agreement or the Restructuring Agreement. The Subcommittee may retain financial consultants to assist them in performing their obligations under this Agreement.

11. Access to Employer Financial Records. Within 75 days following the completion of each of YRC Worldwide Inc.’s fiscal years beginning in 2014, the Employer shall submit annual consolidating financial statements for such fiscal year, with a comparison to the prior fiscal year, in the format consistent with the detailed long term financial model reviewed in connection with negotiation of this Extension Agreement and which reconcile to YRC Worldwide Inc.’s Form 10-K for such fiscal year to the Subcommittee described in Section 10, and TNFINC reserves the right on an annual basis to examine records of the Employer reasonably required to monitor Employer compliance with this Extension Agreement and the Restructuring Agreement or utilize an independent auditor or financial consultant of its choice to do the same. Notwithstanding any request to the contrary, given applicable privacy laws and policies and for the protection of its bargaining and non-bargaining unit employees alike, the Employer will not share employee specific compensation information with the Subcommittee, TNFINC, the Union or any auditor or financial consultant other than the compensation information that Employer is required to publicly provide pursuant to Securities and Exchange Commission regulation. As a condition of being provided such statements, books and audit, TNFINC and the Subcommittee (and any accountant, auditor or financial consultant engaged on its behalf) must agree to maintain the confidentiality of any Employer financial statements and reports for the protection of the Employer, and to execute a reasonable confidentiality agreement if the Employer requests in such form as the Employer may reasonably require.

12. Effective Date. If this Extension Agreement is submitted for secret ballot vote of all bargaining unit employees, it shall be put into effect if (a) 50% plus one of the bargaining unit employees voting, vote to adopt the Extension Agreement; (b) YRC Worldwide Inc. addresses at least 90% of the aggregate outstanding principal amount of the Series A Notes and Series B Notes (the “Series A and B Notes”) through any combination of the following options: (i) by converting to equity, (ii) by retiring through the proceeds of one or more equity offerings or (iii) by setting aside a sufficient amount of cash to redeem at maturity; (c) YRC Worldwide has made reasonable efforts to refinance both the existing Credit Agreement and Asset Based Loan facilities on terms that are better taken as a whole than are currently in existence; and (d) TNFINC shall be satisfied with the final terms and conditions of the provisions of the transactions contemplated in (b) and (c) above and the efforts with respect to (c) above and shall

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notify YRC Worldwide Inc. accordingly in writing. Such written notification of satisfaction shall not be unreasonably withheld. The Extension will be effective on the first day of the first payroll period commencing after the later of the date of ratification, the refinancing described in (b) and (c) above, and the written notification described in (d) above (the “Effective Date”).

In Witness of the foregoing, the parties hereby acknowledge this Extension Agreement:

YRC Inc.:

By:	/s/ Mitchell Lilly

Date:	2/7/14

USF Holland Inc.:

By:	/s/ Scott Ware

Date:	2/7/14

New Penn Motor Express, Inc.:

By:	/s/ Steven D. Gast

Date:	2/7/14

USF Reddaway Inc.:

By:	/s/ T.J. O’Connor

Date:	2/7/14

Teamsters National Freight Industry Negotiating Committee:

By:	/s/ Tyson Johnson

Date:	2/7/14

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Exhibit A

National Uniform Attendance Policy

All Regions and Supplements of the NMFA

The parties agree that the purpose of attendance disciplinary action is to correct an employee’s behavior. Continued disregard of attendance obligation will result in discharge if the employee fails to change the behavior.

Disciplinary Progressions for Absenteeism or Tardiness:

First Offense:	Verbal Warning
Second Offense:	Warning Letter
Third Offense:	One (1) Day Suspension
Fourth Offense:	Three (3) Day Suspension
Fifth Offense:	Discharge

Progressions will be followed in all instances unless extraordinary circumstances dictate an accelerated or decelerated progression. Examples of an accelerated progression would be No Call/No Shows or blatant abuse of time off. An example of decelerated progression would be a long time period between absences.

Discipline may be issued on all unexcused absences. Committees may consider timely, bona fide, verifiable doctors excuses in determining the validity of disciplinary action. Proper communication on all absences is the employee’s responsibility.

The Employer may discharge an employee who has received two letters of suspension as long as the letters resulted in agreed to or a committee’s action discipline.